Exhibit 99.1

Globecomm Systems Announces Fiscal 2008 First Quarter Financial Results

HAUPPAUGE, N.Y.—(BUSINESS WIRE)—November 9, 2007—Globecomm Systems Inc. (NASDAQ: GCOM), a leading provider of satellite-based communications infrastructure solutions and services on a global basis, today announced financial results for the fiscal 2008 first quarter ended September 30, 2007. Globecomm reports its financial results on a generally accepted accounting principles (GAAP) basis and also provides pro-forma results excluding certain non-cash items. In an attached table the Company provides a detailed reconciliation of GAAP earnings to earnings excluding certain non-cash items. Highlights of the Company’s results are:

•	GAAP earnings per diluted share of $0.16 in the fiscal 2008 first quarter as compared to GAAP earnings per diluted share of $0.06 in the same period last year.
•

Pro-forma earnings per diluted share increased 200% to $0.18 in the fiscal 2008 first quarter as compared to pro-forma earnings per diluted share of $0.06 in the same period last year. Excluded from the pro-forma earnings were non-cash charges for share-based compensation and amortization of intangibles relating to an acquisition.

•	Consolidated revenues increased 64.6% to $42.3 million in the first quarter of fiscal 2008 as compared to $25.7 million in the same period last year.
•	Service revenues increased 88.2% to a record $15.5 million as compared to $8.3 million in the same period last year.

Fiscal Year 2008 First Quarter Results

Revenues for the Company’s fiscal 2008 first quarter increased 64.6% to $42.3 million, compared to $25.7 million in the same period last year. Revenues from infrastructure solutions increased by 53.5% to $26.8 million compared to $17.5 million in the same period last year. Revenues from services increased 88.2% to a record $15.5 million as compared to $8.3 million in the same period last year. This service increase includes $6.4 million related to the acquisition of the GlobalSat business. The overall increase in revenues was primarily driven by continued momentum in the government marketplace for both infrastructure solutions and service. Revenues in the government marketplace as a percentage of total revenues increased to 67% for the fiscal 2008 first quarter from 62% in the same period last year.

Net income for the Company’s fiscal 2008 first quarter increased to $3.0 million, or $0.16 per diluted share, compared to net income of $0.9 million, or $0.06 per diluted share, in the first quarter of fiscal 2007 on a GAAP basis. Excluding certain non-cash items, pro-forma earnings per diluted share was $0.18 for the first quarter of 2008 as compared to $0.06 in the first quarter of 2007. The increase in net income was primarily driven by the operating leverage the Company is currently experiencing resulting from a greater mix of service and pre-engineered systems revenues as a percentage of total revenues as compared to the same period last year.

Management’s Review of Results

David Hershberg, Chairman and CEO of the Company, said, “We are extremely pleased with the operating leverage the Company is experiencing in the service segment of our business as evidenced during the first quarter. With the integration of the Company’s GlobalSat acquisition complete, Globecomm will continue to seek out additional strategic acquisitions in the service segment of our business with the goal of rounding out our portfolio of service offerings in new markets both domestically and internationally.” Mr. Hershberg continued, “Government infrastructure bookings in the first quarter were strong and provide the Company with additional visibility for what we expect to be a record year on both the top and bottom line.”

Management’s Current Expectations for the Fiscal Year Ending June 30, 2008

Globecomm continues to expect consolidated revenues for fiscal year 2008 to be between $190 million and $200 million. GAAP earnings per diluted share are expected to be approximately $0.70 per share, which includes $0.05 of certain non-cash charges or approximately $0.75 pro-forma earnings per diluted share excluding these non-cash charges.

These expectations reflect actual results for the Company’s three months ended September 30, 2007 and management’s current view of the next nine months. Actual results for fiscal year 2008 will remain susceptible to factors in certain areas of the world. This may include, but is not limited to, major disruptions in the marketplaces in which the Company operates due to political unrest, local violence, global economic recession and changes in United States Government foreign policy. Results will also remain susceptible to possible cost overruns on projects, unfavorable product mix and timing of or failure to book and turn certain projects included in management’s projections.

About Globecomm Systems

Globecomm Systems Inc. provides end-to-end value-added satellite-based communication products, services and solutions by leveraging its core satellite ground segment systems and network capabilities, with its satellite communication services capabilities. The products and services Globecomm offers include pre-engineered systems, systems design and integration services, managed network services and life cycle support services. Globecomm’s customers include communications service providers, commercial enterprises, broadcast and other media and content providers and government and government-related entities.

Based in Hauppauge, New York, Globecomm Systems also maintains offices in Washington, DC, Maryland, Hong Kong, the United Kingdom, the United Arab Emirates and Afghanistan.

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management’s current expectations and observations. You should not place undue reliance on our forward-looking statements because the matters they describe are subject to certain risks, uncertainties and assumptions that are difficult to predict. Our forward-looking statements are based on the information currently available to us and speak only as of the date of this press release. Over time, our actual results, performance or achievements may differ from those expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our security holders. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in our most recent Annual Report on Form 10-K, including without limitation under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and in other documents that we may file with the SEC, including our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007,all of which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this press release.

CONTACT: Globecomm Systems Inc.

David Hershberg, 631-231-9800

Investor Relations:

Matthew Byron, 631-457-1301

Fax: 631-231-1557

info@globecommsystems.com

www.globecommsystems.com.

SOURCE: Globecomm Systems Inc.

-Financial tables follow-

Globecomm Systems Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	September 30, 2007	September 30, 2006
Revenues from infrastructure solutions	$26,798	$17,461
Revenues from services	15,544	8,258
Total revenues	42,342	25,719
Costs and operating expenses:
Costs from infrastructure solutions	21,184	14,075
Costs from services	11,106	6,587
Selling and marketing	2,525	1,775
Research and development	497	200
General and administrative	4,075	2,414
Total costs and operating expenses	39,387	25,051
Income from operations	2,955	668
Other income (expense):
Interest income	520	268
Interest expense	(285)	—
Income before income taxes	3,190	936
Provision for income taxes	167	20
Net income	$3,023	$916
Basic net income per common share	$0.17	$0.06
Diluted net income per common share	$0.16	$0.06
Weighted-average shares used in the calculation of basic net income per common share	17,829	15,219
Weighted-average shares used in the calculation of diluted net income per common share	18,815	15,834

Globecomm Systems Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	September 30, 2007	June 30, 2007
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$51,405	$25,558
Accounts receivable, net	29,527	38,378
Inventories	21,620	16,294
Prepaid expenses and other current assets	1,377	2,823
Total current assets	103,929	83,053
Fixed assets, net	32,826	33,238
Goodwill	22,197	22,197
Intangibles, net	3,135	3,474
Other assets	955	921
Total assets	$163,042	$142,883
Liabilities and Stockholders’ Equity
Current liabilities	$38,611	$45,802
Other liabilities	1,013	1,035
Long term debt	—	12,533
Deferred income taxes	88	—
Total stockholders’ equity	123,330	83,513
Total liabilities and stockholders’ equity	$163,042	$142,883

Globecomm Systems Inc

Reconciliation of Net Income to Pro-forma Diluted Net Income per Common share,

excluding certain non-cash items

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	September 30, 2007	September 30, 2006
Net income	$3,023	$916
Adjustments:
Amortization of intangibles (A)	339	—
Stock compensation expense	85	12
Pro-forma net income, excluding certain non-cash items	3,447	928
Pro-forma diluted net income per common share, excluding certain non-cash items	$0.18	$0.06
Diluted net income per common share	$0.16	$0.06
Weighted-average shares used in the calculation of pro-forma diluted net income per common share, excluding certain non-cash items	18,815	15,834

(A) Amount represents amortization of intangibles related to the acquisition of the GlobalSat business.